Exhibit 99.187
NORTH VALLEY BANCORP
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Patrick W. Kilkenny Appointed Director of North Valley Bancorp

November 8, 2011 - REDDING, CA – North Valley Bancorp (NASDAQ: NOVB), a bank holding company based in Redding, California (the “Company”), today announced that Patrick W. Kilkenny has been appointed by the Board of Directors to serve as a Director of the Company and its bank subsidiary, North Valley Bank. These appointments remain subject to the receipt of all necessary regulatory approvals.

Patrick (“Pat”) Kilkenny is a highly respected and experienced banker with over 35 years of commercial banking experience in Northern California. From 1984 until retiring in 2006, Mr. Kilkenny served as President and Chief Executive Officer and as a Director of Redwood Empire Bancorp and National Bank of the Redwoods, its Santa Rosa (Sonoma County) based subsidiary. Both were acquired by Westamerica Bancorporation in 2005.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		EVP & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877